This page being
                                                         filed for series  1.
                                          As of the end of current reporting
74. Condensed balance sheet data:              period (000's omitted except
                                                   for per share amounts)
   A) Cash ----------------------------------------------- $       637380
   B) Repurchase agreements ------------------------------ $      3342580
   C) Short-term debt securities other than
      repurchase agreements ------------------------------ $     48855405
   D) Long-term debt securities including
      convertible debt------------------------------------ $     48178906
   E) Preferred, convertible preferred, and
      adjustable rate preferred stock -------------------- $            0
   F) Common stock --------------------------------------- $            0
   G) Options on equities -------------------------------- $            0
   H) Options on all futures ----------------------------- $          811
   I) Other investments ---------------------------------- $        64150
   J) Receivables from portfolio instruments sold -------- $      4117249
   K) Receivables from affiliated persons ---------------- $            0
   L) Other receivables ---------------------------------- $       363536
   M) All other assets ----------------------------------- $       243349
   N) Total assets --------------------------------------- $    105803366

                              SCREEN NUMBER: 35

                                                          This page being
(Continued from Screen 35)                                filed for series  1.
   Condensed balance sheet data:         As of the end of current reporting
                                        period (000's omitted except for per
                                        share amounts and number of accounts)
74.O) Payables for portfolio instruments purchased -------------- $ 23053459
   P) Amounts owed to affiliated persons ------------------------ $    32230
   Q) Senior long-term debt ------------------------------------- $        0
   R) Other liabilities:  1. Reverse repurchase agreements ------ $        0
                          2. Short sales ------------------------ $   792169
                          3. Written options -------------------- $    44603
                          4. All other liabilities -------------- $   487622
   S) Senior equity --------------------------------------------- $        0
   T) Net assets of common shareholders ------------------------- $ 81393283
   U) 1. Number of shares outstanding ---------------------------    4539216
      2. Number of shares outstanding of a second class of shares of open-end company --------------------------------------- 3158095
   V) 1. Net asset value per share (to nearest cent) ------------ $     0.00
      2. Net asset value per share of a second class of open-end
         company shares (to nearest cent) ----------------------- $     0.00
   W) Mark-to-market net asset value per share
      for money market funds only (to 4 decimals) --------------- $   0.0000
   X) Total number of shareholder accounts ----------------------     367770
   Y) Total value of assets in segregated accounts -------------- $   633442

                              SCREEN NUMBER: 36